Miranda Gold Corp.

Unit 1 – 15782 Marine Drive

White Rock, B.C. V4B 1E6

Phone:  604-536-2711  Fax:  604-536-2788

February 17, 2011

To:

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

100 F Street, N.E.

Washington, D.C. 20549

Mail Stop 7010

From:

MIRANDA GOLD CORP.

Unit 1 – 15782 Marine Drive

White Rock, British Columbia

Canada  V4B 1E6

Re:

Miranda Gold Corp.

Reponses to Staff Comments dated February 3, 2011

To Form 20-F for Fiscal Year Ending August 31, 2010

Filed December 16, 2010

File Number 000-27760

Ladies and Gentlemen:

Miranda Gold Corp. (the “Company”) filed a Form 20-F for the Fiscal Year Ending August 31, 2010 on December 16, 2010 and the staff of the Securities and Exchange Commission issued a comment letter dated February 3, 2011 (the “February Staff Comments”).

The Company hereby requests a 10 day extension to file its response to the February Staff Comments from February 17, 2011 to not later than February 28, 2011.

Please contact Doris Meyer at 604-536-2711, our Chief Financial Officer and Corporate Secretary with any questions regarding this response.

Yours truly,

MIRANDA GOLD CORP.

/s/ Doris Meyer

Doris Meyer

Chief Financial Officer